Exhibit 99.1
D-Wave CEO Dr. Alan Baratz Discusses Emergence of Commercial Quantum Computing on Fox Business’ Making Money with Charles Payne
PALO ALTO, Calif. – Dec. 6, 2024 -- D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, and the world’s first commercial supplier of quantum computers, announced that CEO Dr. Alan Baratz was interviewed on Fox Business’ Making Money with Charles Payne yesterday, where he discussed the state of the quantum industry and the real-world impact D-Wave’s annealing quantum computing is delivering for businesses.
"We currently have the largest and most powerful quantum computers in the world, and the only ones that are actually supporting business applications in production. Customers are using them to run their business operations today,” said Dr. Baratz during the interview.
D-Wave believes that annealing quantum computing is emerging as the critical accelerant to commercial adoption of quantum computing. The technology is uniquely suited for optimization problems, which are widespread throughout the modern enterprise. D-Wave is working with organizations across industries to tackle computationally complex optimization problems, from workforce scheduling, production scheduling, logistics routing, resource optimization and more. Nearly every industry could benefit from annealing quantum computing technology.
Fox Business’ Making Money with Charles Payne offers viewers a recap of financial and industry news and provides an insider's look at tomorrow's money makers. A replay of the interview with Dr. Baratz can be viewed here: https://www.foxbusiness.com/video/6365596938112
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Media Contact:
D-Wave
Alex Daigle
media@dwavesys.com